[LEGEND]
AS THE ORIGINAL FILING OF THE FORM 12B25, REQUEST FOR EXTENSION OF TIME TO FILE THE ANNUAL REPORT FORM 10KSB WAS NOT CORRECTLY RECEIVED BY THE COMMISSION, THE FILING OF THE FORM 10KSB ON OCTOBER 13, 1998 APPEARS TO BE DELIQUENT. IN AN ATTEMPT TO CORRECT THIS SITUATION, THE FOLLOWING IS RESPECTFULLY RESUBMITTED ON THIS NOVEMBER 9, 1998.
[/LEGEND]

      U.S. SECURITIES AND EXCHANGE COMMISSION

               WASHINGTON D.C.  20549

                    FORM 12b-25


SEC FILE NUMBER:  33-37514-d

CUSIP NUMBER:

            NOTIFICATION OF LATE FILING

(CHECK ONE)

  ___   FORM 10-K
  _X_   FORM 10-KSB
  ___   FORM 11-K
  ___   FORM 20-F
  ___   FORM 10-Q
  ___   FORM 10-QSB
  ___   FORM N-SAR

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

====================================================
Part I - Registrant Information
====================================================

Fi-Tek VII, Inc.
-----------------------
Full Name of Registrant


Former Name if Applicable


5330 E 17th.Avenue Parkway
------------------------------------------------------------
Address of  Principal Executive  Office (street  and number)


Denver, Colorado 80220
------------------------
City, State and Zip Code

====================================================
Part II - Rules 12b-25 (b) and (c)
====================================================

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the
following should be completed.  (Check Box if appropriate)     _X_

(a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

(b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

(c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable

====================================================
Part III - Narrative
====================================================

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q, or N-SAR or portion thereof, could not be filed within the prescribed time period.

The registrant's 10-KSB cannot be filed without unreasonable effort and expense to obtain the appropriate approvals and signatures.

====================================================
PART IV - OTHER INFORMATION
====================================================

(1) Name and telephone number of person to contact in regard to this notification

Name:  Frank Kramer
       ------------
Area code and phone number:   (303) 394-1187

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed?

If the answer is no, identify report(s).

__x__  yes     _____  no

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

_____ yes     __x__ no

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.

            Fi-Tek VII
------------------------------------------------
    (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

DATE     9/28/98             BY /S/RONALD J. MILLER
                                --------------------
                                Ronald J. MIller